Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of CF Bankshares Inc. (the Company) on Forms S-8 (File Nos. 333-283757, 333-234817 and 333-114025), and Forms S-3 (File Nos. 333-284171 and 333-278682) of our report dated March 12, 2026, with respect to the consolidated financial statements, and the effectiveness of CF Bankshares Inc. internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Cleveland, Ohio

March 12, 2026